JEFFERSON BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER ENDED MARCH 31, 2012

Morristown, Tennessee -- (April 26, 2012) – Jefferson Bancshares, Inc.  (NASDAQ: JFBI), the holding company for Jefferson Federal Bank, announced  net income for the quarter ended March 31, 2012 of $334,000, or $0.05 per diluted share, compared to net income of $260,000, or $0.04 per diluted share, for the quarter ended March 31, 2011.   The increase in net income is primarily the result of a reduced loan loss provision and lower noninterest expense, partially offset by a reduction in both net interest income and noninterest income. For the nine months ended March 31, 2012, the Company reported a net loss of $4.3 million, or $0.69 per diluted share, compared to net income of $878,000, or $0.14 per diluted share, for the nine months ended March 31, 2011.  Financial results for the nine months ended March 31, 2012 were negatively impacted by a $9.3 million provision for loan losses compared to a provision of $2.4 million for the nine months ended March 31, 2011.  The increase in the provision for loan losses was attributable to higher realized and estimated losses.

Anderson L. Smith, President and Chief Executive Officer, commented, “We continue to focus on resolving asset quality issues and restoring consistent profitability.  The extended low interest rate environment continues to be challenging, however, we have been successful in lowering funding costs to offset decreases in asset yields.   We have focused on increasing checking and savings deposits to reduce our reliance on higher costing time deposits. In addition, we are working diligently to reduce operating costs.  Our liquidity position is strong and our capital ratios continue to exceed those required to be considered “well capitalized” for regulatory purposes.”

Net interest income decreased $518,000, or 10.9%, to $4.2 million for the quarter ended March 31, 2012 compared to $4.7 million for the same period in 2011.  The net interest margin was 3.60% for the quarter ended March 31, 2012 compared to 3.58% for the same period in 2011.  The decrease in net interest income was attributable to a shift from average loan balances into lower yielding investments combined with lower market interest rates.  These decreases were partially offset by lower rates paid on deposits and a lower average balance of higher-costing time deposits.  For the nine months ended March 31, 2012, net interest income remained relatively stable at $13.6 million compared to $13.5 million for the nine months ended March 31, 2011, while the net interest margin increased 53 basis points to 3.74% compared to 3.21% for the same period in 2011.

Noninterest income decreased $1.2 million to $508,000 for the quarter ended March 31, 2012 and decreased $1.8 million to $1.7 million for the nine months ended March 31, 2012 due primarily to gains realized on the sale of investment securities during the prior year periods.  Gain on sale of investment securities for the three and nine months ended March 31, 2011 was $1.3 million and $2.0 million, respectively.  Noninterest income for the three and nine months ended March 31, 2012 included a decrease in net losses on the disposition of other real estate owned totaling $125,000 and $451,000, respectively.

Total noninterest expense decreased $863,000, or 18.6%, to $3.8 million for the quarter ended March 31, 2012 and decreased $488,000, or 3.6%, to $12.9 million for the nine months ended March 31, 2012 compared to the same periods in 2011.  Noninterest expense for the three and nine months ended March 31, 2011 included prepayment penalties of $585,000 and $775,000, respectively, incurred on the early payoff of FHLB advances.  Compensation expense decreased $126,000, to $1.5 million for the quarter ended March 31, 2012 and decreased $439,000, to $4.6 million for the nine months ended March 31, 2012 due to a decrease in the number of full-time equivalent employees. Valuation adjustments and expenses on other real estate owned decreased $98,000 to $273,000 for the quarter ended March 31, 2012 and increased $669,000 to $2.1 million for the nine months ended March 31, 2012 compared to the same periods in 2011.

At March 31, 2012, total assets were $534.0 million compared to $561.2 million at June 30, 2011.  Investment securities increased $14.5 million, or 19.4%, to $89.3 million at March 31, 2012 compared to $74.8 million at June 30, 2011, as excess liquidity was deployed into the investment portfolio.  Net loans decreased $37.1 million, or 9.8%, to $341.5 million at March 31, 2012, compared to $378.6 million at June 30, 2011, due to reduced loan demand combined with normal paydowns on existing loans, transfers to other real estate owned and charge-offs.  Reduced loan demand is primarily the result of continued economic weakness in the Bank’s market areas.

Total deposits decreased $20.4 million, or 4.5%, to $433.8 million at March 31, 2012 compared to $454.3 million at June 30, 2011 due to the planned runoff of higher cost certificates of deposit.  Time deposits decreased $33.1 million, or 15.7%, to $177.8 million while transaction accounts increased $12.6 million, or 5.2%, to $256.0 million at March 31, 2012.  The average cost of interest-bearing deposits for the three month period ended March 31, 2012 was 0.71% compared to 1.23% for the corresponding period in 2011.

The Bank continues to be well-capitalized under regulatory requirements. At March 31, 2012, the Bank's total risk-based, Tier 1 risk-based, and Tier 1 leverage capital ratios were 12.37%, 11.11%, and 8.03%, respectively, compared to 13.00%, 11.74%, and 8.50%, respectively, at June 30, 2011.  At March 31, 2012, the Company had 6,632,039 common shares outstanding with a book value of $7.85 per common share.

Nonperforming assets totaled $26.7 million, or 5.00% of total assets, at March 31, 2012, compared to $18.2 million, or 3.25% of total assets, at June 30, 2011 and $22.2 million, or 3.85% of total assets, at March 31, 2011.  Nonaccrual loans totaled $18.5 million at March 31, 2012 compared to $8.2 million at June 30, 2011 and $10.5 million at March 31, 2011.  Nonaccrual loans with a current payment status were approximately 30% of the balance at March 31, 2012.  Foreclosed real estate amounted to $7.8 million at March 31, 2012 compared to $9.5 million at June 30, 2011 and $11.3 million at March 31, 2011.  Net charge-offs for the three months ended March 31, 2012 were $4.7 million, or 5.22% of average loans annualized, compared to $1.5 million, or 1.43% of average loans annualized, for the quarter ended March 31, 2011.  Net charge-offs for the quarter ended March 31, 2012 were primarily attributable to problem loans previously identified and reserved for in our allowance for loan losses.   The allowance for loan losses was $6.8 million, or 1.95% of total loans, at March 31, 2012 compared to $8.2 million, or 2.11% of total loans, at June 30, 2011. The provision for loan losses totaled $600,000 for the quarter ended March 31, 2012, compared to $1.4 million for the quarter ended March 31, 2011.  The adequacy of the allowance for loan losses is evaluated quarterly and adjusted as necessary to maintain an appropriate reserve for probable losses in the loan portfolio.  In addition, the Federal Deposit Insurance Corporation and Tennessee Department of Financial Institutions, as an integral part of their examination process, periodically review our allowance for loan losses and may require the Company to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

 Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a Tennessee-chartered savings bank headquartered in Morristown, Tennessee.  Jefferson Federal Bank is a community oriented financial institution offering traditional financial services with offices in Hamblen, Knox, Washington and Sullivan Counties, Tennessee.  The Company’s stock is listed on the NASDAQ Global Market under the symbol “JFBI.”  More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website:  www.jeffersonfederal.com.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.”  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement.  Such factors include, but are not limited to:  prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith, President and Chief Executive Officer 423-586-8421
Jane P. Hutton, Chief Financial Officer 423-586-8421

JEFFERSON BANCSHARES, INC.

	At	At
	March 31, 2012	June 30, 2011
	(Dollars in thousands)

Financial Condition Data:
Total assets	$534,030	$561,189
Loans receivable, net	341,524	378,587
Cash and cash equivalents, and
interest-bearing deposits	38,617	40,548
Investment securities	89,260	74,780
Deposits	433,822	454,262
Repurchase agreements	890	945
FHLB advances	37,883	37,942
Subordinated debentures	7,217	7,133
Stockholders' equity	$52,033	$55,919

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
	(Dollars in thousands, except per share data)		(Dollars in thousands, except per share data)

Operating Data:
Interest income	$5,302	$6,565	$17,197	$20,051
Interest expense	1,073	1,818	3,631	6,524
Net interest income	4,229	4,747	13,566	13,527
Provision for loan losses	600	1,400	9,273	2,350
Net interest income after
provision for loan losses	3,629	3,347	4,293	11,177
Noninterest income	508	1,697	1,689	3,531
Noninterest expense	3,772	4,635	12,887	13,375
Earnings before income taxes	365	409	(6,905)	1,333
Total income taxes	31	149	(2,614)	455
Net earnings	$334	$260	$(4,291)	$878

Share Data:
Earnings per share, basic	$0.05	$0.04	$(0.69)	$0.14
Earnings per share, diluted	$0.05	$0.04	$(0.69)	$0.14
Book value per common share	$7.85	$8.41	$7.85	$8.41
Weighted average shares:
Basic	6,261,939	6,231,452	6,237,203	6,211,295
Diluted	6,261,939	6,231,452	6,237,203	6,211,295

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
	(Dollars in thousands)		(Dollars in thousands)

Allowance for Loan Losses:
Allowance at beginning of period	$10,880	$7,945	$8,181	$9,649
Provision for loan losses	600	1,400	9,273	2,350
Recoveries	175	11	257	113
Charge-offs	(4,848)	(1,475)	(10,904)	(4,231)
Net Charge-offs	(4,673)	(1,464)	(10,647)	(4,118)
Allowance at end of period	$6,807	$7,881	$6,807	$7,881

Net charge-offs to average outstanding
loans during the period, annualized	5.22%	1.43%	3.82%	1.30%

	At	At	At
	March 31, 2012	June 30, 2011	March 31, 2011
	(Dollars in thousands)

Nonperforming Assets:
Nonperforming loans	$18,468	$8,248	$10,529
Nonperforming investments	277	464	377
Real estate owned	7,823	9,498	11,323
Other nonperforming assets	147	1	-

Total nonperforming assets	$26,715	$18,211	$22,229

	Nine Months Ended	Year Ended
	March 31, 2012	June 30, 2011

Performance Ratios:
Return on average assets	(1.05%)	0.00%
Return on average equity	(10.44%)	0.05%
Interest rate spread	3.62%	3.21%
Net interest margin	3.74%	3.35%
Efficiency ratio	84.69%	85.71%
Average interest-earning assets to
average interest-bearing liabilities	111.99%	109.61%

Asset Quality Ratios:
Allowance for loan losses as a
percent of total gross loans	1.95%	2.11%
Allowance for loan losses as a
percent of nonperforming loans	36.86%	99.19%
Nonperforming loans as a percent
of total loans	5.30%	2.13%
Nonperforming assets as a percent
of total assets	5.00%	3.25%